UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2009

ASTA FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26906	22-3388607
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Asta Funding, Inc. (the “Company”) announced that Mitchell Cohen, its Chief Financial Officer, will be leaving the Company to relocate and take another position.  A date has not yet been set for his departure as Mr. Cohen intends to stay with the Company until the latest banking arrangements are finalized and the Company has filed its Form 10-K for fiscal 2008.  Mr. Cohen will continue to consult with the Company to insure a smooth transition, and will receive a consulting fee of $5,000 per month for six months.  The Board has also agreed to accelerate the vesting of 5,000 shares of restricted stock of the Company which otherwise would have vested on March 19, 2009.

  Mr. Cohen will be replaced as Chief Financial Officer by Robert J. Michel, CPA, age 51, who has been with the Company since 2004 and has served as the Company’s Controller since January 2008. Prior to taking the Controller position, Mr. Michel was the Director of Financial Reporting and Compliance at the Company.  Prior to working for the Company, Mr. Michel was a partner at Laurence Rothblatt & Company LLP, a CPA firm located in Great Neck, New York.

Additionally, Arthur Stern as of January 2009 has stepped down as an employee of the Company, although he will continue to serve on the Board, with the title Chairman Emeritus and to consult for a combined annual directors and consulting fee of $300,000.  Mr. Stern founded the Company and has served as Executive Vice President and Chairman of Board of the Company since 1995. Gary Stern, President and Chief Executive Officer of the Company, is assuming the additional role of Chairman of the Board.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: February 4, 2009

By: /s/ Gary Stern
Gary Stern
Chief Executive Officer

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